EXHIBIT 16

         KPMG LLP
         303 East Wacker Drive
         Chicago, IL 60601-5212

July 9, 2004

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously the principal accountants for MB Financial, Inc. and subsidiaries ("the Company") and, under the date of February 20, 2004, we reported on the consolidated financial statements of MB Financial, Inc. and subsidiaries as of and for the years ended December 31, 2002 and 2003. On June 29, 2004 we declined to stand for reelection as principal accountants. We have read the Company's statements included under Item 4 of its Form 8-K dated June 29, 2004, and we agree with such statements, except that we are not in a position to agree or disagree with the Company's statement that following the conclusion of the competitive bidding process, the Audit Committee selected McGladrey & Pullen LLP as the new independent auditor for the Company, pending the completion of their new client acceptance procedures.

Very truly yours,

/s/ KPMG LLP